Ex. 99.1

FOR IMMEDIATE RELEASE

900 South Shackleford, Suite 401	FOR FURTHER INFORMATION CONTACT:
Little Rock, AR 72212	Shelly Loftin | Chief Marketing Officer
501.975.6011

Bear State Financial, Inc. Completes
Acquisition of Metropolitan National Bank
and Names New CEO and Board Member

●	Bear State Financial, Inc. announced the completion of the acquisition of Metropolitan National Bank effective on October 1, 2015.

●	Mark McFatridge has been named CEO of both Bear State Financial, Inc. and Bear State Bank effective immediately.

●	John Ghirardelli has joined the Boards of Bear State Financial, Inc. and Bear State Bank.

LITTLE ROCK, AR – October 1, 2015 – Bear State Financial, Inc. (“Bear State”) (NASDAQ:BSF), parent company of Bear State Bank announced the completion of the acquisition of Metropolitan National Bank (Springfield, MO) (“Metropolitan”) effective on October 1, 2015. The announcement regarding the signing of the stock purchase agreement (“agreement”) for Bear State to acquire Metropolitan National Bank occurred on June 22, 2015. The Bear State Board of Directors also announced the appointment of Mark McFatridge, previously CEO of Metropolitan National Bank, as CEO and a director of both Bear State and Bear State Bank effective immediately. In addition, John Ghirardelli, a member of the Board of Directors at Metropolitan, has joined the Board of Directors of Bear State and Bear State Bank.

Under the terms of the agreement, Bear State acquired 100% of the stock of Metropolitan National Bank and in exchange, shareholders of Marshfield Investment Company, the parent company of Metropolitan National Bank received proceeds of approximately $70 million, consisting of approximately $42 million in Bear State common stock and $28 million in cash. Bear State anticipates the transaction to be immediately accretive to its book value per common share, tangible book value per common share and earnings per common share.

 Ex. 99.1

As of June 30, 2015, Metropolitan National Bank had approximately $442 million of total assets, $340 million of net loans and $375 million of deposits. The combined enterprise has approximately $2 billion in total assets, 55 total branches (41 branches throughout Arkansas, 2 branches in Southeast Oklahoma and 12 branches in Southwest Missouri) and three loan production offices in Arkansas and one in Missouri.

Mr. McFatridge has over 25 years of industry experience. “As Bear State opens this new chapter, the Bear State Board and I are confident Mark has the right blend of regional and community banking experience to lead our company forward,” said Richard Massey, Chairman of the Board for Bear State. “He has the proven ability to create strategic clarity, drive innovation and growth, and ensure disciplined execution to deliver results. We believe his depth of banking experience as well as his passion for leading high performing teams will drive growth throughout the Bear State pawprint.”

About Mark McFatridge - Previously CEO of Metropolitan National Bank in Springfield, MO

“I am honored to play a role leading Bear State into the future. I am committed to empowering this talented team to realize its full potential, drive change and strengthen the Bear State brand,” said McFatridge. “I am excited to get to build upon the foundations already laid and continue to focus on providing an excellent experience for our customers and team members.”	- Past banking experience includes Market President of Community Banks in Missouri/Western Kentucky for Regions Bank. - M.B.A. from Butler University

Mr. Ghirardelli has more than 30 years of experience in manufacturing, construction, and finance. He currently serves as the Chairman of The Board of Paul Mueller Co., a Springfield, Missouri-based stainless steel equipment manufacturer. Mr. Ghirardelli has also served as a director and member of the audit committee of Metropolitan National Bank since 2013. In addition, Mr. Ghirardelli founded Keystone Digital, an audio-visual technology firm; served as President and CEO of The Killian Group, a construction firm, from 2007 to 2012; and has been the Chairman of Tech Spa Inc, a systems integration software firm, since 2009. Prior to this, he had over 20 years of experience in the explosives industry in various senior executive management positions. Mr. Ghirardelli brings to the Board significant experience in mergers and acquisitions, as well as business re-engineering and process expertise.

- Springfield Business Development Corporation Board Member and Treasurer - Named Top Local Executive of 2015 by the Springfield Business Journal

About Bear State Financial

Bear State Financial, Inc. is the parent company of Bear State Bank, N.A. Bear State Financial common stock is traded on the NASDAQ Global Market under the symbol BSF. For more information on Bear State Financial, please visit www.bearstatefinancial.com. Bear State Bank, N.A. is a community oriented financial institution providing a broad line of financial products to individuals and business customers. Bear State Bank, N.A. currently operates 43 branches and three loan production offices throughout Arkansas and Southeast Oklahoma. For more information about Bear State Bank, N.A., please visit www.bearstatebank.com.

Ex. 99.1

About Metropolitan National Bank

Metropolitan National Bank is a customer-oriented bank offering full-service commercial and retail banking to Southwest Missouri. The bank conducts business from 12 banking centers and numerous ATMs throughout a six county region. Additional information about Metropolitan National Bank’s products and services can be found on its website at www.metronationalbank.com.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “anticipate,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in BSF’s filings with the SEC. BSF wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. BSF does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.